EXHIBIT 10.10

Execution Version

PHASE-IN-RECOVERY PROPERTY PURCHASE AND SALE AGREEMENT

between

OE FUNDING LLC

as Bond Issuer

and

OHIO EDISON COMPANY

as Seller

Dated as of June 20, 2013

i

This PHASE-IN-RECOVERY PROPERTY PURCHASE AND SALE AGREEMENT, dated as of June 20, 2013 is between OE Funding LLC, a Delaware limited liability company (the “Bond Issuer”), and Ohio Edison Company, an Ohio corporation (together with its successors in interest to the extent permitted hereunder, the “Seller”).

RECITALS

WHEREAS, the Bond Issuer desires to purchase the Phase-In-Recovery Property (as defined herein) created pursuant to the Statute and the Financing Order (each as defined herein); and

WHEREAS, the Seller is willing to sell the Phase-In-Recovery Property to the Bond Issuer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.01. Definitions. Whenever used in this Agreement, the following words and phrases shall have the following meanings:

“Administration Agreement” means the Administration Agreement dated as of June 20, 2013 between Ohio Edison Company, as Administrator, and the Bond Issuer, as amended and supplemented from time to time.

“Agreement” means this Phase-In-Recovery Property Purchase and Sale Agreement, as amended and supplemented from time to time.

“Back-Up Security Interest” has the meaning specified in Section 2.01.

“Basic Documents” means, collectively, this Agreement, the Bond Indenture, the Declaration of Trust, the Certificate Indenture, the Servicing Agreement, the Administration Agreement, the Bond Purchase Agreement, the Underwriting Agreement, the Fee and Indemnity Agreement and the Cross-Indemnity Agreement.

“Bonds” means the OE Funding LLC Bonds issued under the Bond Indenture.

“Bondholder” or “Holder” means the Person in whose name a Bond is registered on the Bond Register.

“Bond Indenture” means the Bond Indenture dated as of June 20, 2013, between the Bond Issuer and the Bond Trustee, as amended and supplemented from time to time.

“Bond Issuer” has the meaning set forth in the preamble of this Agreement.

“Bond Purchase Agreement” means the Bond Purchase Agreement dated as of June 20, 2013 between the Bond Issuer and the Trust, as amended and supplemented from time to time.

“Bond Register” has the meaning specified in Section 2.05 of the Bond Indenture.

“Bond Trustee” means the Person acting as trustee under the Bond Indenture.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York, New York, Akron, Ohio or Wilmington, Delaware are authorized or obligated by law, regulation or executive order to remain closed.

“Certificates” means the FirstEnergy Ohio PIRB Special Purpose Trust 2013 Pass-Through Certificates issued under the Certificate Indenture.

“Certificateholders” has the meaning specified in Section 1.01(a) of the Certificate Indenture.

“Certificate Indenture” means the Certificate Indenture dated as of June 20, 2013, between the Certificate Issuer and the Certificate Trustee, as amended and supplemented from time to time.

“Certificate Trustee” means the Person acting as trustee under the Certificate Indenture.

“Closing Date” means June 20, 2013.

“Collateral” has the meaning specified in the Granting Clause of the Bond Indenture.

“Collection Account” has the meaning specified in Section 8.02(a) of the Bond Indenture.

“Corporate Trust Office” has the meaning specified in Section 1.01(a) of the Bond Indenture.

“Cross-Indemnity Agreement” means the Cross Indemnity Agreement dated as of June 20, 2013 between the Bond Issuer, CEI Funding LLC and TE Funding LLC, as amended and supplemented from time to time.

“Customers” means all classes of retail users of the Seller’s distribution system within its geographic service territory as in effect on June 20, 2013.

“Declaration of Trust” means the Amended and Restated Declaration of Trust dated as of June 20, 2013, among CEI Funding LLC, OE Funding LLC, TE Funding LLC and the Delaware Trustee, as may be further amended and supplemented from time to time.

“Delaware Trustee” means the Person acting as trustee under the Declaration of Trust.

“Fee and Indemnity Agreement” means the fee and indemnity agreement dated as of June 20, 2013 between the Bond Issuer, the Delaware Trustee, the Certificate Trustee, the Trust, CEI Funding LLC and TE Funding LLC.

“Financing Costs” has the meaning specified in Section 1.01(a) of the Bond Indenture.

“Financing Order” means the order of PUCO in Case No. 12-1465-EL-ATS issued on October 10, 2012, as amended by the Entry on Rehearing issued on December 19, 2012, and the Entry Nunc Pro Tunc issued on January 9, 2013.

“Fitch” means Fitch Ratings or its successor.

“Grant” means mortgage, pledge, collaterally assign and grant a lien upon and a security interest in. A Grant of any agreement or instrument shall include all rights, powers and options (but none of the obligations) of the Granting Person thereunder, the immediate and continuing right to claim for, collect, receive and give receipts for payments in respect of and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the Granting Person or otherwise, and generally to do and receive anything that the Granting Person is or may be entitled to do or receive thereunder with respect thereto.

“Indemnified Person” has the meaning specified in Section 5.01(h).

“Issuance Advice Letter” means the initial Issuance Advice Letter, dated June 13, 2013, filed with PUCO by the Seller pursuant to the Financing Order.

“Lien” means a security interest, lien, mortgage, charge, pledge, claim or encumbrance of any kind.

“Losses” has the meaning specified in Section 5.01(e).

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“Officer’s Certificate” means a certificate signed by the chairman of the board, the chief executive officer, the president, the chief financial officer, any vice president, the treasurer, any assistant treasurer, the clerk, any assistant clerk, the controller or the director of corporate finance and cash management of the Seller.

“Operating Expense” has the meaning specified in Section 1.01(a) of the Bond Indenture.

“Opinion of Counsel” means one or more written opinions of counsel who may be an employee of or counsel to the party providing such opinion of counsel, which counsel shall be reasonably acceptable to the party receiving such opinion of counsel.

“Outstanding Amount” has the meaning specified in Section 1.01(a) of the Bond Indenture.

“Person” means any individual, corporation, limited liability company, estate, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

“Phase-In-Costs” has the meaning specified in Section 4928.23(J) of the Statute and the final Financing Order.

“Phase-In-Recovery Charge” means the Seller’s Phase-In-Recovery Charge designated pursuant to the Financing Order, as the same may be adjusted from time to time as provided in the Financing Order.

“Phase-In-Recovery Charge Collections” has the meaning specified in Section 1.01 of the Servicing Agreement.

“Phase-In-Recovery Property” means the phase-in-recovery property that is created simultaneous with the sale of such property by the Seller to the Bond Issuer and continues to exist pursuant to and in accordance with paragraph VI.A(6) of the Financing Order and Sections 4928.232, 4928.234 and 4928.2312 of the Statute.

“PUCO” means the Public Utilities Commission of Ohio and any successor thereto.

“PUCO Regulations” has the meaning specified in Section 1.01 of the Servicing Agreement.

“Rating Agencies” means, collectively, S&P, Moody’s and Fitch.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Servicer Default” means an event specified in Section 7.01 of the Servicing Agreement.

“Servicing Agreement” means the Phase-In-Recovery Property Servicing Agreement dated as of June 20, 2013 between Ohio Edison Company, as Servicer, and the Bond Issuer, as amended and supplemented from time to time.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. or its successor.

“Statute” means O.R.C. Sections 4928.23 through 4928.2318.

“Statutory Lien” means the lien on the Phase-In-Recovery Property created by Section 4928.2312 of the Statute and the final Financing Order.

“Trust” or “Certificate Issuer” means FirstEnergy Ohio PIRB Special Purpose Trust 2013, a Delaware statutory trust.

“UCC” means, unless the context otherwise requires, the Uniform Commercial Code, as in effect in the relevant jurisdiction, as amended from time to time.

“Underwriting Agreement” means the Underwriting Agreement dated as of June 12, 2013 among the Trust, the Bond Issuer, The Cleveland Electric Illuminating Company, Ohio Edison Company, The Toledo Edison Company, CEI Funding LLC, TE Funding LLC and the underwriters named therein.

Section 1.02. Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b) The words “hereof,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section, Schedule and Exhibit references contained in this Agreement are references to Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; and the term “including” shall mean “including without limitation”.

(c) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE II. CONVEYANCE OF PHASE-IN-RECOVERY PROPERTY

Section 2.01. Conveyance of Phase-In-Recovery Property. In consideration of the Bond Issuer’s delivery to or upon the order of the Seller of $168,653,379.17 (such amount net of underwriting discounts), the Seller does hereby irrevocably sell, transfer, assign, set over and otherwise convey to the Bond Issuer, WITHOUT RECOURSE OR WARRANTY, except as specifically set forth herein, all right, title and interest of the Seller in and to the Phase-In-Recovery Property (such sale, transfer, assignment, setting over and conveyance of the Phase-In-Recovery Property includes, to the fullest extent permitted by the Statute, the assignment of all revenues, collections, claims, payments, money or proceeds of or arising from the Phase-In-Recovery Charge pursuant to the Financing Order) and copies of all books and records related thereto. Such sale, transfer, assignment, setting over and conveyance is hereby expressly stated to be a sale and, pursuant to Section 4928.2313 of the Statute, shall be treated as an absolute transfer and true sale of all of the Seller’s right, title and interest in (as in a true sale), and not as a pledge or secured transaction relating to, or other financing of, the Phase-In-Recovery Property. If such sale, transfer, assignment, setting over and conveyance is held by any court of competent jurisdiction not to be a true sale as provided in Section 4928.2313 of the Statute, then such sale, transfer, assignment, setting over and conveyance shall be treated as the creation of a security interest in the Phase-In-Recovery Property and, without prejudice to its position that it has absolutely transferred all of its right, title and interest in and to the Phase-In-Recovery Property to the Bond Issuer, the Seller hereby Grants to the Bond Issuer a security interest in the Phase-In-Recovery Property (including, to the fullest extent permitted by the Statute, the assignment of all revenues, collections, claims, payments, money or proceeds of or arising from the Phase-In-Recovery Charge pursuant to the Financing Order) to secure a payment obligation incurred by the Seller in respect of the amount paid by the Bond Issuer to the Seller pursuant to this Agreement (the “Back-Up Security Interest”). A UCC-1 financing statement will be filed in order to perfect the Back-Up Security Interest. Such sale, transfer, assignment, setting over and conveyance of the Phase-In-Recovery Property includes the right to use the Seller’s computer software system to access and create copies of all books and records related to the Phase-In-Recovery Property.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to Section 3.09 hereof, the Seller makes the following representations and warranties, as of the Closing Date, on which the Bond Issuer has relied in acquiring the Phase-In-Recovery Property.

Section 3.01. Organization and Good Standing. The Seller is duly organized and validly existing as a corporation in good standing under the laws of the State of Ohio, with the requisite corporate power and authority to own its properties as such properties are currently owned and to conduct its business as such business is now conducted by it, and has the requisite corporate power and authority to own the Phase-In-Recovery Property.

Section 3.02. Due Qualification. The Seller is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications, licenses or approvals (except where the failure to so qualify or obtain such licenses and approvals would not be reasonably likely to have a material adverse effect on the Seller’s business, operations, assets, revenues or properties).

Section 3.03. Power and Authority. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Seller.

Section 3.04. Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, subject to applicable insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors’ or secured parties’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

Section 3.05. No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not: (i) conflict with or result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the articles of incorporation or code of regulations of the Seller, or any material indenture, agreement or other instrument to which the Seller is a party or by which it is bound; (ii) result in the creation or imposition of any Lien upon any of the Seller’s properties pursuant to the terms of any such indenture, agreement or other instrument (other than any Lien that may be Granted under the Basic Documents or the Statutory Lien); or (iii) violate any existing law or any existing order, rule or regulation applicable to the Seller of any federal or state court or regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties.

Section 3.06. No Proceedings. There are no proceedings or investigations pending and, to the Seller’s knowledge, there are no proceedings or investigations threatened, before any federal or state court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties involving or relating to the Seller or the Bond Issuer or, to the Seller’s knowledge, any other Person: (i) asserting the invalidity of this Agreement, the Statute or the Financing Order, (ii) seeking to prevent the consummation of the transactions contemplated by this Agreement or the other Basic Documents, (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement, any of the other Basic Documents, the Bonds or the Certificates, or the validity of the Statute or the Financing Order or (iv) seeking to adversely affect the federal or state income tax classification of the Bonds [or the Certificates] as debt.

Section 3.07. Approvals. No approval, authorization, consent, order or other action of, or filing with, any federal or state court, regulatory body, administrative agency or other governmental instrumentality is required in connection with the execution and delivery by the Seller of this Agreement, the performance by the Seller of the transactions contemplated hereby or the fulfillment by the Seller of the terms hereof, except those that have been obtained or made and those that the Seller, in its capacity as Servicer under the Servicing Agreement, is required to make in the future pursuant to the Servicing Agreement.

Section 3.08. The Phase-In-Recovery Property.

(a) Title. It is the intention of the parties hereto that the transfer and assignment herein contemplated constitute a sale of the Phase-In-Recovery Property from the Seller to the Bond Issuer and that no interest in, or title to, the Phase-In-Recovery Property shall be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. No portion of the Phase-In-Recovery Property has been sold, transferred, assigned or pledged by the Seller to any Person other than the Bond Issuer. On the Closing Date, immediately upon the sale hereunder, the Seller has transferred, sold and conveyed the Phase-In-Recovery Property to the Bond Issuer, free and clear of all Liens, except for the Statutory Lien and any Lien that may be Granted under the Basic Documents, and pursuant to Section 4928.2313 of the Statute such transfer shall be treated as an absolute transfer of all of the Seller’s right, title and interest (as in a true sale), and not as a pledge or other financing of, the Phase-In-Recovery Property.

(b) Transfer Filings. On the Closing Date, immediately upon the sale hereunder, the Phase-In-Recovery Property has been validly transferred and sold to the Bond Issuer, the Bond Issuer shall own all such Phase-In-Recovery Property free and clear of all Liens (except for the Statutory Lien and any Lien that may be Granted under the Basic Documents) and all filings to be made by the Seller (including filings with the PUCO under the Statute) necessary in any jurisdiction to give the Bond Issuer a valid, perfected ownership interest (subject to the Statutory Lien and any Lien that may be Granted under the Basic Documents) in, and for the Grant by the Bond Issuer to the Bond Trustee of a valid, first priority perfected security interest (except for the Statutory Lien and any Lien that may be Granted under the Basic Documents) in, the Phase-In-Recovery Property have been made. No further action is required to maintain such ownership interest or the Bond Trustee’s perfected security interest (in each case, subject to the Statutory Lien and any Lien that may be Granted under the Basic Documents). Filings have also been made to the extent required in any jurisdiction to perfect the Back-Up Security Interest Granted by the Seller to the Bond Issuer (subject to the Statutory Lien and any Lien that may be Granted under the Basic Documents).

(c) Financing Order and Issuance Advice Letter; Other Approvals. On the Closing Date, under the laws of the State of Ohio and the United States in effect on the Closing Date, (i) the Financing Order pursuant to which the Phase-In-Recovery Property has been created is in full force and effect; (ii) the Bondholders are entitled to the protections of the Statute, and the Financing Order is not revocable by the PUCO; (iii) the State of Ohio may not take or permit any action that impairs the value of the Phase-In-Recovery Property or revise the Phase-In-Costs for which recovery is authorized under the Financing Order or, except for periodic adjustments allowed in accordance with the adjustment mechanism in Section 4928.238 of the Statute, reduce, alter or impair Phase-In-Recovery Charges that are imposed, charged, collected or remitted for the benefit of the Bondholders in a manner that would substantially impair the rights of the Bondholders, absent a demonstration by the State of Ohio that an impairment is a reasonable exercise of its sovereign power and of a character reasonable and appropriate to the public purpose justifying such action, until the Bonds, together with interest thereon, and all other approved Financing Costs are paid and performed in full; (iv) the PUCO may not, either by rescinding, altering or amending the Financing Order, in any way reduce, impair, postpone or terminate the Phase-In-Recovery Charge or impair the Phase-In-Recovery Property or the collection or recovery of the Phase-In-Costs, absent a demonstration by the State of Ohio that an impairment is a reasonable exercise of its sovereign power and of a character reasonable and appropriate to the public purpose justifying such action, until the Bonds, together with interest thereon, and all other approved Financing Costs are paid and performed in full; (v) the process by which the Financing Order was adopted and approved, and the Financing Order and Issuance Advice Letter themselves, comply with all applicable laws, rules and regulations; (vi) the Issuance Advice Letter has been filed in accordance with the Financing Order; and (vii) no other approval, authorization, consent, order or other action of, or filing with, any court, Federal or state regulatory body, administrative agency or other governmental instrumentality is required in connection with the creation or sale of the Phase-In-Recovery Property, except those that have been obtained or made and are in full force and effect.

(d) Assumptions. On the Closing Date, based upon the information available to the Seller on the Closing Date, the assumptions used in calculating the initial Phase-In-Recovery Charge are reasonable and are made in good faith. Notwithstanding the foregoing, the Seller makes no representation or warranty that the assumptions used in calculating such Phase-In-Recovery Charge will in fact be realized.

(e) Creation of Phase-In-Recovery Property. Upon the sale by the Seller to the Bond Issuer of all of its right, title and interest in the Phase-In-Recovery Property (i) there will arise and constitute an existing present property right and interest in such Phase-In-Recovery Property which shall continue to exist until such time as the Bonds, together with interest thereon, and all other approved Financing Costs are paid in full; (ii) the creation of the Seller’s Phase-In-Recovery Property is confirmed and is simultaneous with the sale by the Seller to the Bond Issuer of such Phase-In-Recovery Property; (iii) the Phase-In-Recovery Property includes the right, title and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from the Phase-In-Recovery Charge, as adjusted from time to time pursuant to the Financing Order, and all rights to obtain adjustments to the Phase-In-Recovery Charge pursuant to the Financing Order; and (iv) the owner of the Phase-In-Recovery Property is legally entitled to collect payments in respect of the Phase-In-Recovery Charge in the aggregate sufficient, subject to the Cap to the extent applicable, to pay the interest on and principal of the Bonds, to pay the fees and expenses incurred by or allocable to the Bond Issuer in connection with servicing the Bonds and an allocable portion of the Certificates, and to replenish the Capital Subaccount to the Required Capital Level until the Bonds, together with interest thereon, and all other approved Financing Costs are paid in full. Notwithstanding the foregoing, the Seller makes no representation or warranty that any amounts actually collected in respect of the Phase-In-Recovery Charge will in fact be sufficient to meet payment obligations with respect to the Bonds and, hence, the Bond Issuer’s allocable portion of the Certificates.

(f) Prospectus. As of the date hereof, the information describing the Seller in “The Sponsors, Sellers, Initial Servicers and Depositors” section of the prospectus dated June 12, 2013 offering the Bonds, the bonds issued by CEI Funding LLC and TE Funding LLC and the Certificates is correct in all material respects.

Section 3.09. Limitations on Representations and Warranties. Without prejudice to any of the other rights of the parties, the Seller will not be in breach of any representation or warranty as a result of a change in law by means of a legislative enactment, constitutional amendment or voter initiative or referendum. Notwithstanding anything to the contrary in this Agreement, the Seller makes no representation or warranty that any amounts actually collected in respect of the Phase-In-Recovery Charge will in fact be sufficient to meet payment obligations with respect to the Bonds and, hence, the Bond Issuer’s allocable portion of the Certificates or that the assumptions used in calculating the Phase-In-Recovery Charge will in fact be realized nor shall the Seller be obligated to reduce, or accept a reduction of, any rates or charges to which it would otherwise be entitled in respect of services rendered or to be rendered to Customers in order to permit the payment of the Phase-In-Recovery Charge.

ARTICLE IV. COVENANTS OF THE SELLER

Section 4.01. Corporate Existence. So long as any of the Bonds are outstanding, except as provided under Section 5.02, the Seller (a) will keep in full force and effect its existence, rights and franchises as a corporation under the laws of the jurisdiction of its organization and (b) will obtain and preserve its qualification to do business, in each case to the extent that in each such jurisdiction such existence or qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Basic Documents to which the Seller is a party and each other instrument or agreement to which the Seller is a party necessary or appropriate to the proper administration of this Agreement and the transactions contemplated hereby.

Section 4.02. No Liens. Except for the conveyances hereunder or the Statutory Lien or the Back-Up Security Interest, the Seller will not sell, pledge, assign or transfer, or Grant, create, or incur any Lien on, any of the Phase-In-Recovery Property, or any interest therein, and the Seller shall defend the right, title and interest of the Bond Issuer and the Bond Trustee in, to and under the Phase-In-Recovery Property against all claims of third parties claiming through or under the Seller. Ohio Edison Company, in its capacity as Seller, will not at any time assert any Lien against, or with respect to, any of the Phase-In-Recovery Property.

Section 4.03. Delivery of Collections. If the Seller receives any payments in respect of the Phase-In-Recovery Charge or the proceeds thereof when it is not acting as the Servicer, the Seller agrees to pay to the Servicer all payments received by it in respect thereof as soon as practicable after receipt thereof by it.

Section 4.04. Notice of Liens. The Seller shall notify the Bond Issuer and the Bond Trustee promptly after becoming aware of any Lien Granted on any of the Phase-In-Recovery Property, other than the conveyances hereunder, any Lien under the Basic Documents or the Statutory Lien or for the benefit of the Bond Issuer.

Section 4.05. Compliance with Law. The Seller hereby agrees to comply with its organizational and governing documents and all laws, treaties, rules, regulations and determinations of any governmental instrumentality applicable to it, except to the extent that failure to so comply would not adversely affect the Bond Issuer’s or the Bond Trustee’s interests in the Phase-In-Recovery Property or under any of the other Basic Documents to which the Seller is party or the Seller’s performance of its obligations hereunder or under any of the other Basic Documents to which it is party.

Section 4.06. Covenants Related to Bonds and Phase-In-Recovery Property.

(a) So long as any of the Bonds are outstanding, the Seller shall treat the Bonds as debt of the Bond Issuer and not of the Seller, except for financial accounting or tax reporting purposes.

(b) So long as any of the Bonds are outstanding, the Seller shall indicate in its financial statements that it is not the owner of the Phase-In-Recovery Property and shall disclose the effects of all transactions between the Seller and the Bond Issuer in accordance with generally accepted accounting principles.

(c) So long as any of the Bonds or Certificates are outstanding, the Seller shall not own or purchase any Bonds or Certificates.

(d) The Seller agrees that, upon the transfer and sale by the Seller of the Phase-In-Recovery Property to the Bond Issuer pursuant to this Agreement, (i) to the fullest extent permitted by law, including applicable PUCO Regulations, the Bond Issuer shall have all of the rights originally held by the Seller with respect to the Phase-In-Recovery Property, including the right (subject to the terms of the Servicing Agreement) to exercise any and all rights and remedies to collect any amounts payable by any Customer in respect of the Phase-In-Recovery Property, notwithstanding any objection or direction to the contrary by the Seller and (ii) any payment by any Customer to the Bond Issuer shall discharge such Customer’s obligations in respect of the Phase-In-Recovery Property to the extent of such payment, notwithstanding any objection or direction to the contrary by the Seller.

(e) So long as any of the Bonds are outstanding, (i) the Seller shall not make any statement or reference in respect of the Phase-In-Recovery Property that is inconsistent with the ownership thereof by the Bond Issuer (other than for financial accounting or tax reporting purposes), and (ii) the Seller shall not take any action in respect of the Phase-In-Recovery Property except solely in its capacity as the Servicer thereof pursuant to the Servicing Agreement or as otherwise contemplated by the Basic Documents.

Section 4.07. Protection of Title. The Seller shall execute and file such filings, including filings with the PUCO pursuant to the Statute and UCC filings, and cause to be executed and filed such filings, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the ownership interest of the Bond Issuer, and the security interest of the Bond Trustee, in the Phase-In-Recovery Property and the Back-Up Security Interest, including all filings required under the Statute and the applicable UCC relating to the transfer of the ownership interest in the Phase-In-Recovery Property by the Seller to the Bond Issuer, the Granting of a security interest in the Phase-In-Recovery Property by the Bond Issuer to the Bond Trustee, and the Back-Up Security Interest, and the continued perfection of such ownership interest, security interest and the Back-Up Security Interest. The Seller shall deliver (or cause to be delivered) to the Bond Trustee (with copies to the Bond Issuer) file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. The Seller shall institute any action or proceeding necessary to compel performance by the PUCO or the State of Ohio of any of their obligations or duties under the Statute or the Financing Order, and the Seller agrees to take such legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, as may be reasonably necessary (i) to protect the Bond Issuer, the Bond Trustee, the Bondholders, and any of their respective affiliates, officials, directors, employees, and agents from claims, state actions or other actions or proceedings of third parties which, if successfully pursued, would result in a breach of any representation set forth in Article III or (ii) to block or overturn any attempts to cause a repeal of, modification of or supplement to the Statute, the Financing Order, the Issuance Advice Letter, any other Adjustment Request (as defined in the Servicing Agreement), or the rights of Bondholders by executive action, legislative enactment or constitutional amendment that would be adverse to the Bond Issuer, the Bond Trustee or the Bondholders. If the Servicer performs its obligations under Section 5.02(d) of the Servicing Agreement in all respects, such performance shall be deemed to constitute performance of the Seller’s obligations pursuant to clause (ii) of the immediately preceding sentence. In such event, the Seller agrees to assist the Servicer as reasonably necessary to perform its obligations under Section 5.02(d) of the Servicing Agreement in all respects. The costs of any such actions or proceedings shall be payable from Phase-In-Recovery Charge Collections as an Operating Expense in accordance with the priorities and subject to the Cap set forth in Section 8.02(e) of the Bond Indenture. The Seller’s obligations pursuant to this Section 4.07 shall survive and continue notwithstanding the fact that the payment of Operating Expenses pursuant to Section 8.02(e) of the Bond Indenture may be delayed (it being understood that the Seller may be required to advance its own funds to satisfy its obligations hereunder).

Section 4.08. Nonpetition Covenant. Notwithstanding any prior termination of this Agreement or the Bond Indenture, but subject to the right of a court of competent jurisdiction to order the sequestration and payment of revenues arising with respect to the Phase-In-Recovery Property notwithstanding any bankruptcy, reorganization or other insolvency proceedings with respect to the Seller pursuant to Section 4928.2310 of the Statute, the Seller solely in its capacity as a creditor of the Bond Issuer shall not, prior to the date which is one year and one day after the termination of the Bond Indenture, petition or otherwise invoke or cause the Bond Issuer to invoke the process of any court or government authority for the purpose of commencing or sustaining an involuntary case against the Bond Issuer under any Federal or state bankruptcy, insolvency or similar law, appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Bond Issuer or any substantial part of the property of the Bond Issuer, or, to the fullest extent permitted by law, ordering the winding up or liquidation of the affairs of the Bond Issuer.

Section 4.09. Taxes. So long as any of the Bonds are outstanding, the Seller shall, and shall cause each of its subsidiaries to, pay all material taxes, assessments and governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon if the failure to pay any such taxes, assessments and governmental charges would, after any applicable grace periods, notices or other similar requirements, result in a Lien on the Phase-In-Recovery Property; provided that no such tax need be paid if the Seller or one of its subsidiaries is contesting the same in good faith by appropriate proceedings promptly instituted and diligently conducted and if the Seller or such subsidiary has established appropriate reserves as shall be required in conformity with generally accepted accounting principles.

Section 4.10. Additional Sales of Phase-In-Recovery Property. So long as any of the Bonds are outstanding, the Seller shall not sell any “phase-in-recovery property” (as defined in the Statute) to secure another issuance of phase-in-recovery bonds (as defined in the Statute) if it would cause the then existing ratings on the Certificates from the Rating Agencies to be downgraded.

Section 4.11. Issuance Advice Letter. The Seller hereby agrees not to withdraw the filing of the Issuance Advice Letter with the PUCO.

ARTICLE V. THE SELLER

Section 5.01. Liability of Seller; Indemnities.

(a) The Seller shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Seller under this Agreement.

(b) Intentionally Omitted.

(c) The Seller shall indemnify the Bond Issuer, the Bond Trustee, the Certificate Trustee, the Delaware Trustee, the Certificate Issuer and, the Bondholders for, and defend and hold harmless each such Person from and against, any and all taxes (other than taxes imposed on Bondholders solely as a result of their ownership of Bonds) that may at any time be imposed on or asserted against any such Person under existing law as of the Closing Date as a result of the sale of the Phase-In-Recovery Property to the Bond Issuer, including any sales, gross receipts, general corporation, tangible personal property, privilege or license taxes; provided, however, that the Bondholders shall be entitled to enforce their rights against the Seller under this Section 5.01(c) solely through a cause of action brought for their benefit by the Bond Trustee.

(d) The Seller shall indemnify the Bond Issuer, the Bond Trustee, the Certificate Trustee, the Delaware Trustee, the Certificate Issuer, and the Bondholders for, and defend and hold harmless each such Person from and against, any and all taxes that may be imposed on or asserted against any such Person under existing law as of the Closing Date as a result of the issuance and sale by the Bond Issuer of the Bonds, the issuance and sale by the Trust of the Bond Issuer’s allocable portion of the Certificates or the other transactions contemplated herein, including any sales, gross receipts, general corporation, tangible personal property, privilege or license taxes; provided, however, that the Bondholders shall be entitled to enforce their rights against the Seller under this Section 5.01(d) solely through a cause of action brought for their benefit by the Bond Trustee. The Seller shall be reimbursed for any payments under this Section 5.01(d) from Phase-In-Recovery Charge Collections as an Operating Expense in accordance with the priorities and subject to the Cap set forth in Section 8.02(e) of the Bond Indenture.

(e) The Seller shall indemnify the Bond Issuer and the Bondholders for, and defend and hold harmless each such Person from and against, any and all liabilities, obligations, losses, actions, suits, claims, damages, payments, costs or expenses of any kind whatsoever (collectively, “Losses”) that may be imposed on, incurred by or asserted against each such Person as a result of (i) the Seller’s willful misconduct or gross negligence in the performance of its duties or observance of its covenants under this Agreement, or (ii) the Seller’s breach in any material respect of any of its representations and warranties contained in this Agreement, except in the case of both clauses (i) and (ii) to the extent of Losses either resulting from the willful misconduct or gross negligence of such indemnified person or resulting from a breach of a representation and warranty made by such indemnified person in any of the Basic Documents that gives rise to the Seller’s breach; provided, however, that the Bondholders shall be entitled to enforce their rights against the Seller under this indemnification solely through a cause of action brought for their benefit by the Bond Trustee;

(f) Indemnification under Sections 5.01(c), 5.01(d), 5.01(e) and 5.01(h) shall include reasonable fees and out-of-pocket expenses of investigation and litigation (including reasonable attorneys’ fees and expenses), except as otherwise provided in this Agreement.

(g) Without prejudice to any of the other rights of the parties, the Seller will not be in breach of any representation or warranty as a result of a change in law by means of a legislative enactment, constitutional amendment or voter initiative. Notwithstanding anything to the contrary in this Agreement, the Seller makes no representation or warranty that any amounts actually collected in respect of the Phase-In-Recovery Charge will in fact be sufficient to meet payment obligations with respect to the Bonds and, hence, the Bond Issuer’s allocable portion of the Certificates or that the assumptions used in calculating the Phase-In-Recovery Charge will in fact be realized nor shall the Seller be obligated to reduce, or accept a reduction of, any rates or charges to which it would otherwise be entitled in respect of services rendered or to be rendered to customers in order to permit the payment of the Phase-In-Recovery Charge.

(h) The Seller shall indemnify and hold harmless the Bond Trustee, the Delaware Trustee, the Certificate Trustee, the Certificate Issuer and any of their respective affiliates, officials, officers, directors, employees and agents (each an “Indemnified Person”) against any and all Losses incurred by any of such Indemnified Persons as a result of (i) the Seller’s willful misconduct or gross negligence in the performance of its duties or observance of its covenants under this Agreement or (ii) the Seller’s breach in any material respect of any of its representations and warranties contained in this Agreement, except in the case of both clauses (i) and (ii) to the extent of Losses either resulting from the willful misconduct or negligence of such Indemnified Person or resulting from a breach of a representation or warranty made by such Indemnified Person in any of the Basic Documents that gives rise to the Seller’s breach. The Seller shall not be required to indemnify an Indemnified Person for any amount paid or payable by such Indemnified Person in the settlement of any action, proceeding or investigation without the written consent of the Seller, which consent shall not be unreasonably withheld. The obligations of the Seller under this Section 5.01(h) shall survive the resignation or removal of the foregoing trustees and the termination of the Basic Documents. Promptly after receipt by an Indemnified Person of notice of its involvement in any action, proceeding or investigation, such Indemnified Person shall, if a claim for indemnification in respect thereof is to be made against the Seller under this Section 5.01(h), notify the Seller in writing of such involvement. Failure by an Indemnified Person to so notify the Seller shall relieve the Seller from the obligation to indemnify and hold harmless such Indemnified Person under this Section 5.01(h) only to the extent that the Seller suffers actual prejudice as a result of such failure. With respect to any action, proceeding or investigation brought by a third party for which indemnification may be sought under this Section 5.01(h), the Seller shall be entitled to assume the defense of any such action, proceeding or investigation. Upon assumption by the Seller of the defense of any such action, proceeding or investigation, the Indemnified Person shall have the right to participate in such action or proceeding and to retain its own counsel. The Seller shall be entitled to appoint counsel of the Seller’s choice at the Seller’s expense to represent the Indemnified Person in any action, proceeding or investigation for which a claim of indemnification is made against the Seller under this Section 5.01(h) (in which case the Seller shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the Indemnified Person except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Person. Notwithstanding the Seller’s election to appoint counsel to represent the Indemnified Person in an action, proceeding or investigation, the Indemnified Person shall have the right to employ separate counsel (including local counsel), and the Seller shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Seller to represent the Indemnified Person would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Person and the Seller and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Seller, (iii) the Seller shall not have employed counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of the institution of such action or (iv) the Seller shall authorize the Indemnified Person to employ separate counsel at the expense of the Seller. Notwithstanding the foregoing, the Seller shall not be obligated to pay for the fees, costs and expenses of more than one separate counsel for the Indemnified Persons other than local counsel. The Seller will not, without the prior written consent of the Indemnified Person, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought under this Section 5.01(h) (whether or not the Indemnified Person is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Person from all liability arising out of such claim, action, suit or proceeding.

(i) The remedies of the Bond Issuer and the Bondholders provided in this Agreement are each such Person’s sole and exclusive remedies against the Seller for breach of its representations and warranties in this Agreement.

Section 5.02. Merger or Consolidation of, or Assumption of the Obligations of, Seller. Any Person (a) into which the Seller may be merged or consolidated, (b) that may result from any merger or consolidation to which the Seller shall be a party or (c) that may succeed to the properties and assets of the Seller substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Seller hereunder, shall be the successor to the Seller under this Agreement without further act on the part of any of the parties to this Agreement; provided, however, that (i) if the Seller is the Servicer, no Servicer Default, and no event which, after notice or lapse of time, or both, would become a Servicer Default shall have occurred and be continuing, (ii) the Seller shall have delivered to the Bond Issuer and the Bond Trustee an Officers’ Certificate stating that such consolidation, merger or succession and such agreement of assumption comply with this Section and that all conditions precedent, if any, provided for in this Agreement relating to such transaction have been complied with, (iii) the Seller shall have delivered to the Bond Issuer and the Bond Trustee an Opinion of Counsel either (A) stating that, in the opinion of such counsel, such consolidation, merger or succession and such agreement of assumption comply with this Section and that all conditions precedent provided for in this Agreement relating to such transaction have been complied with and (B) either (1) all filings to be made by the Seller, including filings with the PUCO pursuant to the Statute and under the applicable UCC, have been executed and filed that are necessary to fully preserve and protect the interests of the Bond Issuer and the Bond Trustee in the Phase-In-Recovery Property and reciting the details of such filings, or (2) no such action shall be necessary to preserve and protect such interests and (iv) the Rating Agencies shall have received prior written notice of such transaction from the Seller. When any Person acquires the properties and assets of the Seller substantially as a whole and becomes the successor to the Seller in accordance with the terms of this Section 5.02, then upon satisfaction of all of the other conditions of this Section 5.02, the Seller shall automatically and without further notice be released from all of its obligations hereunder.

Section 5.03. Limitation on Liability of Seller and Others. The Seller and any director, officer, employee or agent of the Seller may rely in good faith on the advice of counsel or on any document of any kind, prima facie properly executed and submitted by any Person, respecting any matters arising hereunder.

ARTICLE VI. MISCELLANEOUS PROVISIONS

Section 6.01. Amendment. This Agreement may be amended by the Seller and the Bond Issuer, with (a) ten Business Days’ prior written notice given to the Rating Agencies, (b) the prior written consent of the Bond Trustee, and (c) if any amendment would adversely affect in any material respect the interests of any Bondholder, the prior written consent of a majority of the Outstanding Amount of the Bonds affected thereby.

It shall not be necessary for the consent of Bondholders pursuant to this Section to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.

Prior to the execution of any amendment to this Agreement, the Bond Trustee shall be entitled to receive and rely upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement and all conditions precedent have been satisfied. The Bond Trustee may, but shall not be obligated to, enter into any such amendment which affects the Bond Trustee’s own rights, duties or immunities under this Agreement or otherwise.

The Bond Issuer shall provide a copy of any amendment to this Agreement to the Bond Trustee and the Rating Agencies promptly after the execution thereof.

Section 6.02. Notices. Unless otherwise specifically provided herein, all notices, directions, consents and waivers required under the terms and provisions of this Agreement shall be in English and in writing, and any such notice, direction, consent or waiver may be given by United States mail, courier service, facsimile transmission or electronic mail (confirmed by telephone, United States mail or courier service in the case of notice by facsimile transmission or electronic mail) or any other customary means of communication, and any such notice, direction, consent or waiver shall be effective when delivered, or if mailed, three days after deposit in the United States mail with proper postage for ordinary mail prepaid:

(a)	if to the Seller, to:

Ohio Edison Company

76 South Main Street

Akron, Ohio 44308

Attention:	James W. Burk,

Counsel of Record

Facsimile:	(330) 384-3875
Telephone:	(330) 384-5861

(b)	if to the Bond Issuer, to:

OE Funding LLC

c/o FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308

Attention: James W. Burk,

Counsel of Record

Facsimile: (330) 384-3875

Telephone: (330) 384-5861

(c)	if to the Bond Trustee, to:

U.S. Bank National Association

190 S. LaSalle Street, 7th Floor

Mail Code: MK-IL-SL7R

Chicago, IL 60603

Attention: First Energy Ohio PIRB Special Purpose Trust 2013

Facsimile: 312-332-7996

Telephone: 312-332-7496

E-Mail: melissa.rosal@usbank.com

(d)	if to Moody’s, to:

Moody’s Investors Service, Inc.

25th Floor, 7 World Trade Center, 250 Greenwich

New York, NY 10007

Attention:	ABS/RMBS Monitoring Department
Email:	ServicerReports@moodys.com
Facsimile:	(212) 553-0573
Telephone:	(212) 553-3686

(e)	if to S&P, to:

Standard & Poor’s Rating Services

55 Water Street

New York, NY 10041

Attention:	Structured Credit Surveillance
Telephone:	(212) 438-8991
E-mail:	servicer-reports@standardandpoors.com

(f)	if to Fitch, to:

Fitch Ratings

One State Street Plaza

New York, New York 10004

Attention:	ABS Surveillance
Telephone:	(212) 908-0500
Facsimile:	(212) 908-0355

(g)	if to the Certificate Issuer, to:

U.S. Bank Trust National Association, as Delaware Trustee

for the FirstEnergy Ohio PIRB Special Purpose Trust 2013

190 S. LaSalle Street, 7th Floor

Mail Code: MK-IL-SL7R

Chicago, IL 60603

Attention:	First Energy Ohio PIRB Special Purpose Trust 2013
Facsimile:	312-332-7996
Telephone:	312-332-7496

E-Mail: melissa.rosal@usbank.com

(h) as to each of the foregoing, at such other address as shall be designated by written notice to the other parties.

Section 6.03. Assignment. Notwithstanding anything to the contrary contained herein, except as provided in Section 5.02 and Section 6.09, this Agreement may not be assigned by the Seller.

Section 6.04. Limitations on Rights of Third Parties. The provisions of this Agreement are solely for the benefit of the Seller, the Bond Issuer, the Bondholders, the Bond Trustee, the Certificate Trustee, the Delaware Trustee, the Certificate Issuer and the other Persons expressly referred to herein, and such Persons shall have the right to enforce the relevant provisions of this Agreement, except that the Bondholders shall be entitled to enforce their rights against the Seller under this Agreement solely through a cause of action brought for their benefit by the Bond Trustee. Nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the Phase-In-Recovery Property or under or in respect of this Agreement or any covenants, conditions or provisions contained herein.

Section 6.05. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.06. Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 6.07. Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 6.08. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 6.09. Collateral Assignment to Bond Trustee. The Seller hereby acknowledges and consents to the Grant of a security interest and collateral assignment by the Bond Issuer to the Bond Trustee pursuant to the Bond Indenture for the benefit of the Bondholders and the Bond Trustee of all right, title and interest of the Bond Issuer in, to and under the Phase-In-Recovery Property and the proceeds thereof and all other Collateral (including, without limitation all of the Bond Issuer’s rights hereunder) and to the subsequent Grant of a security interest and collateral assignment by the Bondholder to the Certificate Trustee pursuant to the Certificate Indenture for the benefit of the Certificateholders and the Certificate Trustee in all of the Bondholder’s right, title and interest in the Bonds, and all rights of the Certificate Trustee or the Certificate Issuer, as sole holder of the Bonds in and to the Collateral of the Bond Issuer and any proceeds thereof, including, without limitation, all of the Bond Issuer’s rights hereunder.

Section 6.10. Rule 17g-5 Compliance. The Seller and Bond Issuer agree that any notice, report, document or other information provided by the Seller or Bond Issuer to any Rating Agency under this Agreement or any other Basic Document to which it is a party, for the purpose of determining the initial credit rating of the Bonds and Certificates or undertaking credit rating surveillance of the Bonds and Certificates with any Rating Agency, shall be provided, substantially concurrently, to the Servicer for posting on the 17g-5 Website.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Phase-In-Recovery Property Purchase and Sale Agreement to be duly executed by their respective officers as of the day and year first above written.

OE FUNDING LLC, as Bond Issuer

By:	/s/ Steven R. Staub
Name:	Steven R. Staub
Title:	Vice President and Treasurer

OHIO EDISON COMPANY, as Seller

By:	/s/ Steven R. Staub
Name:	Steven R. Staub
Title:	Vice President and Treasurer

Signature Page to Phase-In-Recovery Purchase and Sale Agreement